Exhibit 1

Ardmore Shipping Corporation Prices Initial Public Offering

Cork, Ireland – (July 31, 2013) – Ardmore Shipping Corporation (the “Company” or “Ardmore Shipping”) announced today that it has priced its initial public offering of 10,000,000 shares of its common stock, par value $0.01 per share, at $14.00 per share. The underwriters have a 30-day option to purchase up to an additional 1,500,000 common shares to cover over-allotments, if any. The Company’s common shares are scheduled to begin trading on August 1, 2013 on the New York Stock Exchange under the symbol “ASC.” The proceeds of the offering are expected to be used to fund a portion of the expenditure for the vessels on order in the Company’s initial fleet, to fund a portion of the aggregate purchase price of the Company’s expansion fleet that it intends to acquire subject to the completion of the offering, to pay any amount drawn under one of its credit facilities, to pay an initial dividend and for general corporate purposes.

Morgan Stanley & Co. LLC, Jefferies LLC and Clarkson Capital Markets LLC are acting as joint bookrunning managers and Fearnley Securities AS, Evercore Group L.L.C., ABN AMRO Securities (USA) LLC and DVB Capital Markets LLC are acting as co-managers in the offering. The offering is being made by means of a prospectus. Copies of the final written prospectus relating to the offering may be obtained from Morgan Stanley & Co. LLC at 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department or by calling 1 866 718-1649 or by e-mail at prospectus@morganstanley.com; or from Jefferies LLC at 520 Madison Avenue, 12th Floor, New York, NY 10022, Attention: Equity Syndicate Prospectus Department or by calling 1 877 547-6340 or by e-mail at Prospectus_Department@Jefferies.com; or from Clarkson Capital Markets LLC at 597 Fifth Avenue, 8th Floor, New York, NY 10017 or by calling 1 212 314-0900 or by email at Prospectus@Clarksons.com.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission on July 31, 2013. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors, other important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the failure of counterparties to fully perform their contracts with us, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for tanker vessel capacity, changes in our operating expenses, including bunker prices, drydocking and insurance costs, the market for our vessels, competition in the tanker industry, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents, piracy or political events, vessels breakdowns and instances of off-hires and other factors. Please see our filings with the Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties.

Contact:

Paul Tivnan

+353 21 2409500

ptivnan@ardmoreshipping.com